Exhibit 99.1

Investor Contacts:
Universal Power Group, Inc.	Cameron Associates
Roger Tannery, 469.892.1122	Amy Glynn, CFA, 212.554.5464
tanneryr@upgi.com	amy@cameronassoc.com
Mimi Tan, 469.892.1122
tanm@upgi.com

UNIVERSAL POWER GROUP ENTERS INTO AGREEMENT TO PURCHASE
ASSETS OF MONARCH HUNTING PRODUCTS

Carrollton, Texas – (BUSINESS WIRE) – September 25, 2008 – Universal Power Group, Inc. (AMEX: UPG), a leading provider of third-party logistics and supply chain management services, and a global distributor of batteries, security products and related portable power products, announced today that it has entered into an agreement for the purchase of all of the tangible and intangible assets used in connection with the business known as Monarch Hunting Products (“Monarch”). The Monarch product line includes hunting and hunting-related products sold under the names “Monarch”, “Monarch Hunting Products” and derivatives thereof.

Monarch’s high-quality line of hunting products will be a further extension to UPG’s existing outdoors product line, specifically the higher margin, big ticket game feeders, hunting blinds and other related accessories. In addition, UPG and Monarch will be able to cross sell products to sporting goods retailers.

Randy Hardin, President & CEO of UPG, stated, “We are very excited about this acquisition. This is a strategic fit that will enable us to expand our presence in the hunting and outdoor market by integrating the Monarch products into our hunting battery and other outdoor accessory product lines. This further ties into our diversification efforts. It also gives us the ability to further expand distribution of our products.”

Dick Nachlinger, Founder of Monarch, added, “By teaming up with UPG, we will now be able to offer a more complete product line as well as leverage UPG’s fulfillment, sales and marketing expertise.”

The transaction is expected to close in early January 2009.

About UPG
UPG (www.upgi.com) is a leading provider of third-party logistics and supply chain management services and a global distributor of batteries, security products and related portable power products to various industries. UPG's supply chain services include procurement, warehousing, inventory management, distribution, fulfillment, and value-added services such as sourcing, custom battery pack assembly, coordination of battery recycling efforts, kitting and product development. UPG's range of product offerings include proprietary brands of industrial and consumer batteries of all chemistries, chargers, cellular and Bluetooth accessories, related portable power products, 12-volt DC accessories, and security products.

About Monarch
Monarch Hunting Products is a well recognized brand in the game feeder and hunting market. Founded in mid 1990s, Monarch Hunting Products is based in Arlington Texas. Monarch automatic deer and animal feeders are designed for the seasoned hunter, pro hunter, and outfitter as well as the beginning enthusiasts. For more information, please visit www.deerfeeder.com.

Forward-Looking Statements
Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with Securities and Exchange Commission.